Exhibit 99.1

Calgon Carbon Announces First Quarter Results

PITTSBURGH--(BUSINESS WIRE)--May 6, 2013--Calgon Carbon Corporation (NYSE: CCC) announced results for the first quarter ended March 31, 2013.

Net sales for the first quarter of 2013 were $135.0 million, essentially flat versus the comparable period in 2012. Currency translation had a $3.1 million negative impact on sales for the first quarter of 2013 due to the weaker yen.

The company reported net income of $9.8 million for the first quarter of 2013, as compared to net income of $7.7 million for the first quarter of 2012. On a fully diluted share basis, earnings per common share for the first quarter of 2013 were $0.18 versus $0.14 for the first quarter of 2012.

For the first quarter of 2013, sales for the Activated Carbon and Service segment increased 1.4% as compared to the first quarter of 2012. The increase was due to higher demand for activated carbon products and services in the municipal and industrial process markets. These increases were largely offset by lower demand for granular activated carbon in the food market, as well as lower demand and pricing for powdered activated carbon for mercury removal from electric generating units.

Equipment sales declined 13.7% in the first quarter of 2013 versus the comparable period of 2012 due primarily to lower sales of ballast water treatment and ion exchange systems. These decreases were partially offset by higher sales of traditional UV systems and carbon adsorption equipment.

The $1.0 million, or 31.3%, decline in consumer sales was attributed to lower demand for activated carbon cloth.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the first quarter of 2013 was 31.6%, versus 31.3% for the first quarter of 2012. In the first quarter of 2013, the margin rate benefited from the $0.4 million settlement of an insurance claim related to Hurricane Isaac.

Selling, administrative and research (SG&A) expenses for the first quarter of 2013 were $20.9 million versus $23.9 million for the comparable period of 2012. The decrease was due to lower employee related expenses, due in part to the company’s cost reduction initiatives. SG&A as a percentage of sales improved to 15.5% as compared to 17.5% for the first quarter of 2012.

The income tax rate for the first quarter of 2013 was 30.4% versus 35% for the first quarter of 2012. The lower tax rate for the first quarter of 2013 was due to activity related to the company’s Datong, China, subsidiary which was sold in March of 2013.

Commenting on the quarter, Randy Dearth, Calgon Carbon’s President and Chief Executive Officer, said, “I am very pleased with the pace at which we are implementing our cost reduction initiatives and their positive impact in the first quarter, especially on operating expense.”

“Although revenue was flat for the first quarter of 2013 versus last year’s first quarter, the company’s bottom line results showed significant improvement. Going forward we should see higher margins as we continue to implement the second phase of our cost reduction program which specifically targets margin improvement. In addition, price increases on our activated carbon products and services that we initiated earlier this year should begin to have a positive impact on both sales and margins.”

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are changes in, or delays in the implementation of, regulations that cause a market for our products, acquisitions, higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended
	March 31,
	2013	2012

Net Sales	$135,040	$136,608

Cost of Products Sold (Excluding Depreciation)	92,415	93,826

Depreciation and Amortization	6,747	6,513

Selling, Administrative & Research	20,928	23,946

Restructuring	(24)	-

Environmental and Litigation	-	153

	120,066	124,438

Income from Operations	14,974	12,170

Interest Expense - Net	(53)	(7)

Other Expense - Net	(828)	(251)

Income Before Income Tax Provision	14,093	11,912

Income Tax Provision	4,279	4,174

Net Income	9,814	7,738

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	(6,333)	1,994
Derivatives	619	127
Employee Benefit Plans	(378)	(558)

Comprehensive Income	$3,722	$9,301

Net Income per Common Share
Basic and Diluted	$.18	$.14

Weighted Average Shares
Outstanding (Thousands)
Basic	53,620	56,512

Diluted	54,200	57,124

Calgon Carbon Corporation

Segment Data (unaudited):
(in thousands)

Segment Sales	1Q13	1Q12

Activated Carbon and Service	118,897	117,237
Equipment	13,908	16,118
Consumer	2,235	3,253

Net Sales	$135,040	$136,608

Segment
Operating Income*	1Q13	1Q12

Activated Carbon and Service	20,924	17,303
Equipment	392	532
Consumer	405	848

Income from Operations *	$21,721	$18,683

*Before depreciation and amortization.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2013	2012

Assets

Current assets:

Cash and cash equivalents	$14,554	$18,161

Receivables	110,864	101,918

Inventories	105,581	107,166

Other current assets	39,501	45,961

Total current assets	270,500	273,206

Property, plant and equipment, net	262,078	262,993

Other assets	40,319	41,570

Total assets	$572,897	$577,769

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$16,107	$19,565

Other current liabilities	83,032	96,085

Total current liabilities	99,139	115,650

Long-term debt	48,053	44,408

Other liabilities	68,356	66,414

Total liabilities	215,548	226,472

Total shareholders' equity	357,349	351,297

Total liabilities and shareholders' equity	$572,897	$577,769

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, Vice President – Investor Relations and Communications, 412-787-6795
ggerono@calgoncarbon-us.com